UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FS ENERGY AND POWER FUND

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FS Energy & Power Fund

Q4 2017 Earnings Call

March 15, 2018

OPERATOR: Good morning and welcome to the FS Energy and Power Fund’s fourth quarter and full year 2017 earnings call. Please note that FS Energy and Power Fund may be referred to as FSEP, the fund, or the company throughout the call. Today’s call is being recorded. An audio replay of the conference call will be available for 30 days on FSEP’s webpage, on FS Investments’ website at www.fsinvestments.com. Please note that this call is the property of FS Energy and Power Fund. Any unauthorized rebroadcast or use of this call in any form is strictly prohibited. I would also like to call your attention to the customary disclosure and FSEP’s filings with the Securities and Exchange Commission or SEC regarding forward looking statements. Today’s conference call includes forward looking statements and the company asks that you refer to FSEP’s most recent filings with the SEC for important factors that could cause actual results to differ materially from these statements. FSEP does not undertake to update its forward looking statements unless require to do so by law. Please also note that today’s conference call includes certain financial figures that may have been rounded. To obtain copies of FSEP’s latest filings with the SEC, please visit the FS Investments’ website or visit the SEC’s website at www.sec.gov. There will be a question and answer session at the end of this call. I will now turn the call over to Zach Klehr, Executive Vice President of FS Energy and Power Fund. Mr. Klehr you may begin.

ZACHARY KLEHR: Thank you Melissa and thanks to all of you who are listening and participating on this call. On behalf of my colleagues at FS Investments, I would like to welcome all of you to the FS Energy and Power Fund’s fourth quarter and full year 2017 earnings call. On today’s call, we will provide a summary overview of the transactions we announced in December and the progress we’ve made on several key fronts since announcing our partnership with EIG. Following my remarks, Sean Coleman, our Chief Credit Officer of FS Investments, will provide perspective on the current lending environment and discuss our financial results for the quarter and full year ended December 31st, 2017. I will then provide a few closing comments before we open the call for questions. The energy investing environment and broader energy markets are vastly different today compared to the time of FSEP’s launch in July of 2011. We believe partnering with a leading institutional manager focused exclusively on the energy industry will help ensure we deliver attractive performance for our investors in the coming years, expand investment opportunities, enhance portfolio diversification, and could help and could help to increase portfolio yield and net asset value over the long term.

To that end, FS and EIG Global Energy Partners announced in December a partnership to manage FSEP. We believe EIG is the right partner given its successful track record of managing institutional capital, its ability to provide financing solutions to energy and energy infrastructure companies across the capital structure, and its robust internal technical capabilities which include specialized engineers and geologists. As part of the partnership. FSEP may co-invest with certain EIG institutional funds today and upon receipt of exemptive relief from the SEC, will be able to co-invest across the full EIG platform. Under this new partnership, we will continue to build upon FSEP’s existing strength and scale by selectively rotating out of low yielding broadly syndicated and non-income producing equity assets and grow the number of direct originations within the portfolio. At the same time, we will focus on enhancing portfolio diversification by reducing FSEP’s exposure to upstream and oil field services, growing its allocation to mid-stream and other income oriented investments. We believe a more diverse set of energy investments will result in a portfolio better positioned to generate an attractive level of income manage through commodity priced volatility and grow shareholder value going forward.

Since its inception in 2011, FSEP has raised its distribution amount 11 times, totaling approximately eight cents per share on an annualized basis. However, as a result of the decline in commodity prices from 2014 to early-2016, FSEP experienced an increase in defaults and restructurings which resulted in the fund exchanging a number of its senior debt investments for equity. In light of these conditions and as a result of these restructurings, FSEP’s allocation to non-income producing equity investments has increased and remains above its historical average. FSEP’s elevated equity allocation as well as the need to redeploy capital from repayments in this generally tight yield environment has placed pressure on FSEP’s ability to cover its distribution through net investment income.

As a result, FSEP’s annualized distribution amount was lowered from 71 cents per share to 50 cents per share, effective January 2018. Following the change, FSEP’s annualized distribution rate is 7.46 percent based on the fund’s distribution reinvestment price of $6.70 per share, which was the distribution reinvestment price as of February 28th, 2018. Resetting the distribution will provide greater flexibility to generate total returns absent the need to focus on the highest and riskiest income opportunities to meet the distribution. In addition, by resetting the distribution to a more sustainable level, the fund may be better positioned to generate net investment income in

FS Energy & Power Fund

Q4 2017 Earnings Call

March 15, 2018

excess of its distribution, which could help grow FSEP’s net asset value over time. Effective January 1st, 2018, FSEP’s investment advisor agreed to waive 25 basis points, a quarter of a percent of the base management fee so that the fee received equals 1.75 percent of the fund’s average gross assets. Once FSEP enters into a new advisory agreement, the fund’s management fee will be permanently lowered from 2.0 percent to 1.75 percent, while the incentive fees on income will be waived for 12 months beginning on January 1st, 2018.

Let me now turn to the ongoing proxy solicitation process. Since filing the definitive proxy solicitation statement with the SEC on January 18th, 2018, we have made significant progress towards obtaining the necessary shareholder approvals. Based on the positive momentum we’ve seen since commencing the solicitation, we hope to receive all necessary approvals ahead of the closing of the proxy window. Furthermore, of those shareholders voting, the overwhelming majority have voted in favor of the proposals to approve the proposed joint advisory agreement with EIG. We are confident we will get the approval for the proxy proposals to enter the joint venture with EIG and will continue with the proxy solicitation process to get the changes to the fund’s declaration of trust needed for the eventual public listing, which requires a higher vote threshold.

Let me go off the prepared remarks for one moment. As of today, we are still short of our proxy vote needed for FSEP to enter into the joint venture advisory agreement with EIG. If you have not voted your shares or you’re a financial advisor who represents clients who have not voted your shares, we encourage you to vote. The special meeting is scheduled for March 26th and the sooner that we get votes, the sooner we can stop the proxy process. I know that it’s been a hassle to your clients, but it’s important. It’s part of the democratic features of being a shareholder and an owner of this fund. We appreciate your support, and again, we encourage you and your clients to make sure that they vote.

Returning to the prepared remarks, I’d like to now turn the call over to Sean Coleman to discuss the market conditions and our investment results during the fourth quarter and full year.

SEAN COLEMAN: Thank you, Zach. Over the past several quarters, we have commented the generally tight yield and competitive environment across the leveraged credit markets. Those conditions remain firmly in place during the fourth quarter and throughout 2017 as pricing power skewed to issuers and average yield in the energy credit markets continue to tighten. Especially in these markets, careful credit selection and market discipline are critical to ensuring that we deliver strong performance for our investors. New direct origination activity was approximately $143 million during the fourth quarter including unfunded commitments and $1 billion for the year ended 2017. As of year-end 2017, direct originations represented approximately 57 percent of the portfolio based on fair value, unchanged from the prior quarter. Direct originations typically offer higher yields relative to the broadly syndicated market and allow for greater control over the underwriting process, which we view as critical, especially during times of market volatility. Our allocation to core investment strategies, which includes direct originations and opportunistic investments, represented 83 percent of the fund’s portfolio based on fair value as of year-end 2017, compared to 84 percent for the previous quarter. Broadly syndicated loans and other investments represented approximately 17 percent of the portfolio based on fair value as of year-end 2017, up from 16 percent the prior quarter.

We have maintained our focus on investing at the top of the capital structure as the fund’s investments in senior secured debt represented approximately 60 percent of the fair value of the portfolio as of year-end 2017, up from 56 percent the prior quarter. As of year-end 2017, six investments were on non-accrual, representing 2.6 percent of the portfolio based on fair value, and 6.4 percent based on amortized cost.

As of year-end 2017, the fund’s estimated gross portfolio yield, prior to leverage and excluding non-income producing assets, was 9.8 percent based on amortized cost, down from 10.2 percent the prior quarter. The decline is yield was primarily due to three additional investments, Tenrgys, Fieldwood, and EV Energy Partners, all placed on non-accrual during the fourth quarter.

Turning to the fund’s performance, net investment income was 15 cents per share for the quarter ending December 31st, 2017, compared to 16 cents for the prior quarter. The fund paid regular cash distributions of approximately $78 million or 18 cents per share during the quarter. The fund’s net asset value as of year-end 2017 was $6.65 per share, compared to $7.04 as of 9-30-2017, and $7.61 per share as of December 31st, 2016. The decline in the fund’s NAV during the quarter and full year was primarily driven by unrealized depreciation across certain directly originated investments.

FS Energy & Power Fund

Q4 2017 Earnings Call

March 15, 2018

As of year-end 2017, equity holdings represented approximately 10 percent of the portfolio based on fair value, down from 12 percent, as of the third quarter of 2017, and 18 percent as of year-end 2016. While equity investments are not core to our senior debt focused origination strategy and the majority of our equity investments are restructured equity positions, we remain confident in the long term potential of these investments and expect to continue reducing our equity exposure over the next 12 to 18 months. I’ll now turn the call over to Zach for some closing comments and view on our outlook.

ZACHARY KLEHR: Thank you, Sean. While completing the proxy and transition process, we will focus on optimizing our partnership with EIG to create value with an eye towards eventual liquidity events for our investors. While a liquidity event may be in the form of a listing, merger, or sale of the portfolio, management currently believes that a listing is the most likely path. Before any liquidity event however, we recognize there is more work to grow FSEP’s NAV and transition the portfolio to generate strong returns for our investors. We appreciate your time today, and I hope you have a better sense of the progress we’ve made in executing on our transition plan. As you’ve come to expect from FS, we’ll continue to communicate with our stockholders and financial advisors throughout this transitionary period and remain focused on delivering strong returns for investors. At this time, we’d like to open the call for question. Our operator will take a moment to explain the queueing process, Melissa?

OPERATOR: As a reminder, if you would like to ask a question, press * 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Again, to ask a question, press * 1. And your first question is from Heath Bartlett with Ameriprise.

HEATH BARTLETT: Yes, good morning, thank you for the update. And wanted to just ask in respect to the final liquidity event focus, given the flagship FSIC series, you mentioned a listing. Are you talking about just a straight listing of this particular portfolio or is there potential of acquisition relative to the FSIC, should this become a subcomponent into that already publicly traded holding?

ZACHARY KLEHR: Yeah. Good question and by prospectus, we do say risk, liquidate or merge. So the scenario you outlined, while possible, and so I don’t want to rule it out completely, we believe is not likely the best outcome for this fund. Of course conditions may change in the future, but we think a straight listing of the FSEP franchise as a sector specific, energy-focused, energy credit BDC, is an attractive investment option. We think there is a lot of interest at certain parts of the cycle and that’s the key point in energy and the public markets. And that we can find a differentiated institutional buyer universe separate from the traditional BDC buyer universe for this portfolio.

HEATH BARLETT: Okay. Good. Thank you.

OPERATOR: Again, to ask a question, press * 1 on your telephone keypad.

ZACHARY KLEHR: Okay. Seeing no additional questions, we’d like to conclude our remarks and we’d like to thank everyone, all of our shareholders and financial advisors for investing with us. We appreciate your continued partnership and look forward to providing our investors with strong returns as we continue to execute on FSEP’s investment strategy. Thank you very much.

FORWARD-LOOKING STATEMENTS

This document may contain certain “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements with regard to future events or the future performance or operations of FS Energy and Power Fund (“FSEP”). Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption of FSEP’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in FSEP’s operating area, failure to obtain requisite shareholder

FS Energy & Power Fund

Q4 2017 Earnings Call

March 15, 2018

approval for the Proposal (as defined below) set forth in the Proxy Statement (as defined below), failure or inability to obtain an exemptive relief order, or an amendment to an existing exemptive relief order, from the SEC and failure to consummate the transactions contemplated by the master agreement between FS Investments and EIG Global Energy Partners (“EIG”). Some of these factors are enumerated in the filings FSEP made with the Securities and Exchange Commission (the “SEC”) and will also be contained in the Proxy Statement when such documents become available. The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. Any forward-looking statements speak only as of the date of this communication. Except as required by federal securities laws, FSEP undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This document relates to proposed new investment advisory agreements for FSEP (the “Proposal”). In connection with the Proposal, FSEP intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. SHAREHOLDERS OF FSEP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANY PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSAL. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s website, www.sec.gov, and from FS Investments’ website at www.fsinvestments.com.

PARTICIPANTS IN THE SOLICITATION

FSEP and its trustees, executive officers and certain other members of management and employees, including employees of FS Investments, EIG and their respective affiliates, may be deemed to be participants in the solicitation of proxies from the shareholders of FSEP in connection with the Proposal. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of FSEP’s shareholders in connection with the Proposal will be contained in the Proxy Statement when such document becomes available. These documents may be obtained free of charge from the sources indicated above.